Exhibit 99.1

NEWS
FOR IMMEDIATE RELEASE
Contact: Thomas Cooke
(314) 378-7800
tcooke@reliancebankstl.com
Patrick R. Gideon Named Non-Executive Chairman of
Reliance Bancshares, Inc.
SAINT LOUIS, April 28, 2011 — Reliance Bancshares, Inc. (RLBS) the parent company of Reliance Bank and Reliance Bank, FSB today announced that its Board of Directors elected Reliance Director Patrick R. Gideon Non-Executive Chairman of the Board. Mr. Gideon’s role is effective immediately, and was confirmed by the Federal Reserve Bank of Saint Louis.
“Pat Gideon is a respected leader in the banking industry. He brings a solid reputation for leadership, integrity and business acumen”, said Allan D. Ivie, IV, President and Chief Executive Officer of Reliance Bancshares, Inc. “All of our stakeholders will benefit from his commitment to return the bank to profitability as quickly as possible”.
“The entire board and I are committed to rebuilding the Reliance Bank brand and working to deliver maximum value for our shareholders and everyone who has a stake in the Company’s future success” Mr. Gideon added.
Mr. Gideon was elected to the Reliance Board of Directors in 1999, and held the position of Chairman of the Audit Committee from April 2007 until May 2009. He is currently President and Chief Executive Officer of Silver Lake Bank in Topeka, Kansas, a position he has held since 1987. In addition to his banking interests, Mr. Gideon serves as a board member to several businesses in the Topeka Community.
About Reliance Bancshares, Inc.
Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers. The Company’s common stock is quoted on the Pink Sheets (www.pinksheets.com) under the symbol “RLBS”. It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank and two Loan Production Offices — one in Chandler, Arizona and another in Houston, Texas. It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with three branches in the Southwest Florida area. The company’s total assets as of December 31, 2010 were approximately $1.3 Billion. For more information about the company, visit www.reliancebankshares.com
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